UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 20, 2018

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On August 21, 2018, Wize Pharma Ltd. (“Wize Israel”), the wholly owned subsidiary of Wize Pharma, Inc. (the “Company”), entered into a restated employment agreement (the “Employment Agreement”) with Or Eisenberg, the Chief Executive Officer and Chief Financial Officer of the Company and of Wize Israel, which provides for an initial term of three years, subject to automatic one year renewals thereafter unless the agreement is terminated in accordance with its terms. Pursuant to the terms of the Employment Agreement, Mr. Eisenberg is entitled to receive an annual base salary of 480,000 NIS ($131,052 USD), subject to adjustment by the Board of Directors of Wize Israel (the “Board”). As compensation for his role as Chief Executive Officer, he will receive a monthly bonus of 5,000 NIS ($1,366 USD). He is eligible to receive a transaction bonus in connection with certain material transactions, subject to the Company’s clawback right, as outlined in the Employment Agreement. In addition, he is eligible to participate in all health insurance and benefit plans offered by the Company to its executives and is entitled to the reimbursement of business expenses and a vehicle allowance.

In the event Mr. Eisenberg’s employment is terminated by Wize Israel other than for Cause or if he resigns for “Good reason” as defined in the Employment Agreement, he is entitled to receive severance benefits under Israeli law as well as his salary for the remainder of the term under the Employment Agreement. In the event Mr. Eisenberg is terminated for “Cause”, he is not entitled to receive any payments other than such amounts owing and outstanding prior to the termination of his employment. “Cause” means if Mr. Eisenberg has engaged in (i) the commission of a felonious crime related to the performance of any of his duties owed to the Company or Wize Israel, (ii) breach of trust, (iii) willful misconduct or gross negligence in the performance of any of his duties which creates or has the potential to create a material adverse effect on the business, reputation or financial condition of the Company or Wize Israel, their funds, property, assets, employees, or customers, (iv) breaches his obligations under his confidentiality and non-competition agreement with Wize Israel and (v) engages in other activities that would result in the denial of severance pay under Israeli law.

Mr. Eisenberg is subject to non-competition and non-solicitation restrictions throughout his employment and for a period of six months following the termination of his employment.

(b) On August 20, 2018, Wize Israel entered into a restated consulting services agreement (the “Consulting Services Agreement”) with N. Danenberg Holdings (2000) Ltd. (the “Consulting Company”) and Noam Danenberg, the Chief Operating Officer of the Company. The Consulting Services Agreement provides that Mr. Danenberg will provide consulting services as typically required by a Chief Operating Officer, including, but not limited to, general strategic consulting services around business development and fund raising for an initial term of three years, As payment for the consulting services, the Company will pay the Consulting Company 40,000 NIS ($10,921 USD), per month subject to adjustment by the Board. In addition, the Consulting Company will be eligible to receive a transaction bonus in connection with certain material transactions, subject to the Company’s clawback right, as outlined in the Consulting Services Agreement.

In the event that the Consulting Company terminates the engagement for “Good Reason” as defined in the Consulting Services Agreement, it is entitled to receive the balance of the remaining service fees for the term of the agreement. In the event that Wize Israel terminates the agreement for “Cause”, the Consulting Company will not be entitled to receive any payments other than amounts owing and outstanding prior to the termination of the agreement. “Cause” means if Mr. Danenberg has engaged in (i) the commission of a felonious crime related to the provision of the services, (ii) breach of trust, (iii) willful misconduct or gross negligence in the performance of the services which creates or has the potential to create a material adverse effect on the business, reputation or financial condition of the Company or Wize Israel, their funds, property, assets, employees, or customers, (iv) an injunction of receivership, dismantling or bankruptcy, temporary or permanent, has been issued against Mr. Danenberg or the Consulting Company , and/or a creditor settlement request or any similar injunction has been filed against Mr. Danenberg or the Consulting Company, (v) Mr. Danenberg ceases to be the controlling shareholder of the Consulting Company or (vi) Mr. Danenberg engages in other activities that would result in the denial of severance pay under Israeli law if Mr. Danenberg were an employee of Wize Israel. Following the initial 3-year term, the agreement may be terminated by either party upon 120 days prior written notice.

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The Consulting Company and Mr. Danenberg are subject to non-competition and non-solicitation restrictions throughout the engagement and for a period of six-months following the termination of the consulting services.

The foregoing description of the Employment Agreement and the Consulting Services Agreement in this Form 8-K does not purport to be complete and is subject to and qualified by reference to the full Employment Agreement and Consulting Services Agreement which are attached as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated August 21, 2018, between Wize Pharma Ltd. And Or Eisenberg.

10.2	Consulting Services Agreement, dated August 20, 2018, between Wize Pharma Ltd., N. Danenberg Holdings (2000) Ltd. and Noam Danenberg.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

Date: August 22, 2018	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
	Title:	Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary

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